Exhibit 99.2

Event Name:	[ CLIR ] - ClearSign Technologies Third Quarter 2021 Conference Call
Event Date:	Tuesday, November 23, 2021 5:00 PM Eastern Time

Officers and Speakers

   Matthew Selinger; Firm IR Group

   Jim Deller; President and Chief Executive Officer

   Brent Hinds; VP of Finance

Analysts

   Amit Dayal; H.C. Wainwright

   Jeff Feinglass; Private Investor

   Perry Monty; Private Investor

Presentation

Operator: Good day, and welcome to the ClearSign Technologies Third Quarter 2021 Conference Call.

(Operator Instructions)

Please note this event is being recorded.

I would now like to turn the conference over to Matthew Selinger of Firm IR Group. Please go ahead.

Matthew Selinger: Good afternoon, and thank you, operator. Welcome, everyone, to the ClearSign Technologies Corporation Third Quarter 2021 Results Conference Call.

During this conference call, the company will make forward-looking statements. Any statement that is not a statement of historical fact is a forward-looking statement. This includes remarks about the company's projections, expectations, plans, beliefs and prospects. These statements are based on judgments and analysis as of the date of this conference call, and are subject to numerous important risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements.

The risks and uncertainties associated with the forward-looking statements made in this conference call include, but are not limited to, whether field testing and sales of ClearSign's products will be successfully completed, whether ClearSign will be successful in expanding the market for its products, and other risks that are described in ClearSign's public periodic filings with the SEC, including the discussion in the Risk Factors section of the 2020 Annual Report on Form 10-K. Except as required by law, ClearSign assumes no responsibility to update these forward-looking statements to reflect future events or actual outcomes and does not intend to do so.

So on the call with me today are Jim Deller, ClearSign's President and Chief Executive Officer; and Brent Hinds, ClearSign's Vice President of Finance and Controller. So at this point, I would like to turn the call over to CEO Jim Deller. Jim, please go ahead.

Jim Deller: Thank you, Matthew, and thank you, everyone, for joining us today for our third quarter call. Before we get into the main body of the call today, I want to initially introduce you to our new leader of our finance team and principal finance and accounting officer Brent Hinds. Brent has been with ClearSign now for just one month but has already made great progress taking control of our accounting function.

Brent joined ClearSign most recently from Enovation Controls, Inc., a standalone subsidiary of Helios Technologies, where he served as Vice President of Finance, focused on global sales, manufacturing and application engineering operations, working directly with original equipment manufacturers. His responsibilities there included consolidation of reporting across four legal entities totaling $120 million in revenue, $600 million in assets and $70 million in net working capital. Prior to joining Enovation Controls, Brent worked for Stinnett & Associates, LLC, a professional advisory firm for public and private companies, where he established risk-based audit programs to determine adequacy and effectiveness of internal controls and devised audit reports for executive management and audit committees. Additionally, Mr. Hinds served as a compliance analyst at Baker Hughes Company. Mr. Hinds earned his Bachelor of Science in Accounting from Oklahoma State University and is a certified public accountant.

With all that said, we are very grateful to have found Brent and welcome Brent to the team. His expertise and experience align specifically with our highest-priority objectives for our finance function. In the short time we have been working together, I have enjoyed his energy and enthusiasm and look forward to building our ClearSign team and ClearSign business with him. So for the first time, I will now turn the call over to Brent to go over the financial overview. Brent?

Brent Hinds: Thank you, Jim. I'm excited to be here, and I'm also excited to be a part of the ClearSign team. While my time here has been short, I see the potential for ClearSign and the technology offerings we bring to the table. I look forward to putting my passion and my hard work into this business to make it grow and prosper. My initial focus has been to gain a better understanding of the business so I can develop smart, scalable solutions to strengthen the financial reporting systems.

But with that, I'd like to give an overview of the financials for the third quarter. The company recognized $190,000 of revenues during the three months ended September 30, 2021. This is clearly an improvement compared to the prior quarter, when we reported zero revenues for June 30. Forty-four percent or $82,000 of revenues were generated from the completion and delivery of a multi-burner product; 64% or $108,000 of revenues related to two prior period projects for which we are now able to recognize the revenue.

Now let's turn our attention to expenses. ClearSign reported $218,000 decrease in cost of goods sold for the three months ended September 30 compared to prior quarter, June 30, 2021. ClearSign reported a $232,000 increase of operating expenses for the three months ended September 30, compared to the prior quarter of June 30, 2021. This increase is largely attributable to noncash impairment charge of approximately $200,000 of pending patent assets. This impairment was the result of aligning our current and ongoing patent investment with our Core technology. This is a continuing initiative to minimize patent spending along with our overall cost where possible while still supporting our most important patents.

Now let's look at our cash position. ClearSign consumed $1.8 million in cash for the three months ended September 30, 2021, with an ending balance of approximately $8.8 million. While this quarter's consumption is higher than typical, it was for the purpose of demonstrating our products, which Jim will touch on later on in this call. ClearSign did not sell any shares through the ATM facility during this quarter, and therefore, our outstanding shares had minimal change, ending the quarter with approximately 31.5 million shares outstanding.

We have confidence in our financial position and balance sheet, and with our quarter-ending balances, we have sufficient working capital available to carry us well into 2022, and that is without income from orders currently in-house or projected from our sales funnel.

And now I would like to turn the call back to Jim Deller for our business update. Jim?

Jim Deller: Thank you, Brent. Before proceeding, I do want to acknowledge our extended finance team this past quarter. After the challenges that began with the untimely death of our prior CFO, Brian Fike, earlier this year, with our rapid call to action, our 10-Q was completed and filed seamlessly, and I am very encouraged by the processes and procedures that the team has put in place to enable this. For this, I want to thank and acknowledge our hard-working temporary staff in Seattle and Brent for diving in and taking ownership from his very recent day one.

In this update today, I will start off with an overview of progress in our process burner business, where we have both significant equipment start-ups and new orders, and increasingly positive upfront engagement from customers. I will then move on to our boiler burner business, where we validated our products for both the firetube boiler and watertube boiler businesses, and have news of some very pleasing product launch activities. Finally, after some more general comments, I will open up the call for Q&A.

So in turning our attention to process burners, we issued a press release last week to announce that we have been awarded an order for the supply of, ultimately, 16 burners to be installed in two heaters -- that is, eight burners each -- for the Midwest refinery of a Fortune 500 major national refiner. As with many orders, this is being released in stages; this first stage for engineering, developing a computer model of our burners operating in the destination heater, building the first burner and proving the performance in a full-scale test furnace. The second phase is anticipated to be for the additional seven burners required to complete the first heater and the third for the final eight burners for the second heater.

There are a few important aspects of this new order to note. Firstly, one of the key drivers for the project, other than the desire to reduce emissions by a customer, is that this project is being undertaken to enable the process throughput of these heaters to be increased and so providing a very tangible and significant return on investment for our customer. Secondly, as a part of their decision-making, they engaged with the owners of our previously stored operating equipment for feedback. As I am sure some investors have noticed, as is currently planned, this is the largest product to date in the history of ClearSign, encompassing two large and very important heaters for a total of 16 burners, demonstrating again that we have products and the means to provide them to the mainstream industry and ultimately that we are increasingly getting traction.

We are also in a process of starting up our burner project in the heater of a European refinery of one of the global supermajor refiners. This is significant for a number of reasons. Obviously, it is always reassuring when equipment finally starts up, as while we ran a full-scale demonstration at Zeeco of the technology before it shipped from the U.S.A., there are always factors outside of our control that can materially impact the success of a project, as we have seen earlier this year. Of course, assuming a successful start-up, this project will provide a good reference for us, both in that we understand that this installation is not only meeting the needs of our customer, but was also selected to enable the new owner to assess our technology for use in additional heaters.

With this company being a major global refiner with substantial refining capacity in California, we consider this a big step forward for us. Additionally, it will be our first operational equipment in Europe and will generally provide another validation point for us in the industry at large. Ultimately, by providing an efficient solution for our customers' needs and validating our capabilities, we will consider this a win for the customer, for the industry and, of course, for ClearSign.

To that end, I want to provide an update on the feedback we are getting from the industry and a little color related to our developing opportunity pipeline. As you would expect from the two projects discussed earlier and the increasing positive operating history of our multi-burner infrastructure project in California, I do believe we continue to gain credibility, and we are therefore being considered for larger and more mainstream projects. I do not consider the orders described above to be outliers, but in full transparency, I will remind you that this is a very methodical industry with many functions within our clients' organizations that need to become aligned to progress projects, especially when the purchase is not routine. So while I'm optimistic, I do not want to be overly so or misleading, and will not pretend to be able to give details and dates.

One additional feature to note is that we are receiving inquiries not only from end user customers, the refiners, but also from engineering companies who essentially act as packagers or intermediaries between us and refiners, and who are themselves seeking to provide the most appealing project proposals to their prospective customers. It is also worth noting that all the aforementioned projects have run through Zeeco, who continue to be a fantastic partner. They are also engaged as we pursue the opportunities in our pipeline.

I will now move on to boiler burners, starting with our firetube product line. Some of you may have seen a Linked In post regarding the demonstration and product launch of our 500-horsepower, sub-2.5-ppm firetube ClearSign Core boiler burner that took place at our partner, California Boiler's, facility in Visalia, California, a couple of weeks ago. This followed a similar event for the smaller size, the 125-horsepower, of the same product line. The reason we chose these sizes is that the new emissions regulations in the very large San Joaquin Valley Air Pollution district require NOx emissions below 2.5 ppm for boilers rated at 500 horsepower and above.

Over the past year, we have developed our boiler burners to be a single-piece burner and also to replace the earlier perforated ceramic tile with a lightweight and highly efficient metal flame stabilizing device, enabling the easy installation and extreme performance required to meet this new threshold. For anyone from this field, this is achieved without any SCR, ammonia or urea for external flue gas recirculation. This is not just an aspiration; the demonstration we conducted with our partner California Boiler was a production burner operating in a typical commercial boiler. In fact, it was one of the California Boiler rent fleets, and that boiler is to be deployed back out on the customer sites after we complete a formal third-party recording of the burner and boiler performance and emissions, known as a source test, for submittal to the aforementioned San Joaquin Valley Air Pollution Control District.

While the importance of this well-attended demo is self-evident, I also want to bring this up in part to say thank you to California Boiler for their all-in support of our technology, but also to emphasize the very important fact to you today, that being the substantial investment in materials and man hours and the commitment made by California Boiler, an employee-owned company that knows the boiler business in California as well as anyone. They have made this investment based on their hands-on knowledge of the capabilities of the ClearSign Core burners' technology that we have developed, and further, because they also believe that our technology combined with their sales, installation and service expertise provides an offering that is both very timely and uniquely positioned to serve this very low-emissions-requiring boiler burner market.

Those that have seen our updates will know that our demonstration went very well. We ran over two days and received a lot of interest, both from attendees in person, including representation from the local air regulatory authority, and follow-up inquiries from people who could not attend. Importantly, the new regulations require plans to be in place shortly after the end of the first quarter next year, and the installation roughly a year after that. To give some quantitative reference indication of the customer interest, we have received approximately 50 inquiries for retrofitting burners into existing boilers or fitting burners into new boilers, and most of these arrived in the few weeks since our 500-horsepower demonstration. It is also worth noting that some of these customers operate multiple sites each, with a series of boilers.

We have followed a similar technology development path with our larger watertube boiler burner. In our last call, we mentioned that we were fabricating a new watertube boiler burner for testing in a boiler made available to us through our relationship with Zeeco. That testing is complete, and I am very happy to announce that the very large watertube boiler burner ran with emissions performance closely aligned with our firetube burner range. We have since also duplicated this burner in China and are making arrangements to demonstrate that burner and get it certified for sale there. Arrangements and negotiations to enable this are in progress, but I do not have anything further to announce at this time.

On the domestic front, we do have customer interest in ClearSign Core burners for watertube boilers in addition to firetube boilers, so while our big opportunity is in China, it is possible that our first sales and installations for the watertube boiler burner may be in the United States, especially considering the effects of COVID-19 on business and travel to and within China.

One other attribute to note is that by maintaining a consistent design for the ClearSign Core boiler burner range from 125 horsepower all the way up to 2,500 horsepower and achieving uniform performance throughout that range, we are very confident in our ability to scale the burner design to the intermediate sizes, particularly as a 500-horsepower demonstration burner that was consistent with the same design philosophy ran so well in the Visalia demonstration.

Before moving on to the concluding section of this update, I want to refer back to the operating cost numbers that Brent talked through and that are also presented in our recently filed 10-Q. As we have discussed here, as evidenced in the recent order last week, and ongoing activities and as shown in posted updates on our website, we have completed significant updates to our burner technologies and conducted full-press product line launch activities in California to meet what we see as a significant sales window created by the schedule of the major new air regulations in that state. To be effective, these had to be done with full-scale products operating in an apparatus that enables our customers to appreciate that what we offer are good and reliable solutions for them.

We have been consistently focused on developing products that not only function well but are efficient and practical for our customers to use. For our customers to have confidence that we have been successful, we believe these launch demonstrations needed to be full size, and to the extent possible, in a set-up that the customers recognize as representing their own. To this effect, we have developed our process burners in a multi-burner configuration in a full-scale industrial test furnace. We have built and proven a full-scale watertube boiler burner in a test boiler and have a duplicate watertube boiler ready for formal installation and certification in China. And most recently, we have completed the demonstration of our 500-horsepower firetube boiler burner in California with our partner California Boiler.

We chose to do all these as soon as arrangements could be made so we can progress our commercial operations rather than delay in an effort to smooth out the costs. These are not indicators of recurring activities or a changing management focus, but rather necessary costs from an essential push to bring products to market. We do continue to focus on costs, and with Brent at our financial helm, we will continue to do so.

Before recapping the key updates of the past three months, I want to elaborate a little on our asset-light business philosophy and why we believe this continues to be the right model for ClearSign. This does not mean a small organization, as we very much consider our partners and collaborators to be part of ClearSign, but it does allow us to leverage our key IP and very talented employees to, we believe, deliver new and much-needed products and technology to a national and international industrial and commercial customer base while minimizing our ongoing capital needs. It also enables us to deliver our products through the established world-class manufacturing and customer-serving operations and, in particular, allowing us to partner with such well-established and respected companies like Zeeco and California Boiler. In the past few months, the strengths of these relationships have been very evident. Our partnership with Zeeco has enabled the process burner success in Europe and the new order announced last week.

Switching product lines, and to further illustrate the point, I want to spotlight California and our engagement with California Boiler. While ClearSign provided the Core burner for that launch demonstration, California Boiler basically built a small plant to enable their rental boiler to run and built out and optimized the fuel gas system. Our two teams worked hand in hand to work out final details for what will be the burner control configuration going forward, and ultimately raise the curtain on our fully operational sub-2.5-ppm NOx ClearSign Core boiler burner technology to demonstrate what we jointly bring to market.

Regarding timing, this was right on the heels of the San Joaquin Valley finalizing their new air regulations and just ahead of the South Coast Air Quality Management District formalizing their plan on November the 5th, which affects all of the many refineries and boilers in that region. California Boiler now offer a sub-2.5-ppm NOx ClearSign Core burner solution, which both they and ClearSign will sell, and based on the feedback in the few weeks since our demonstration, leads me to be very optimistic for our future.

The air emissions regulations I refer to our primarily controlling emissions of NOx, which is nitrogen oxide, or NO with a single oxygen, and nitrogen dioxide, NO2, with two oxygen atoms attached. These are essentially the same molecule, but can convert from one form to the other depending on local conditions; hence, the collective name, NOx, where the "x" represents one or two oxygen atoms being part of the NOx molecule.

NOx is a very toxic and environmentally damaging gaseous molecule. In addition to creating acid rain, it breaks down the ozone layer in the presence of sunlight in the high atmosphere and conversely generates ozone at ground level, where it is toxic, in regions where concentrations build up, like Los Angeles. It is also dangerous for a population with breathing difficulties like asthma and is an irritant to our eyes. These are the reasons these emissions have been an area of focus worldwide for so long and that regulations are in place and being enforced, and control of these emissions continues to be increasingly restricted to provide a safe and healthy environment for us all worldwide.

Before turning this call over to Q&A, I want to give a quick recap of the key elements of our past three months. We have our first process burner installed and are in the process of starting up in the refinery of a major global refiner. This is also our first installation in Europe and the first validation product of this refiner with substantial refining capacity in California. We have recently received the initial engineering order for a 16-burner multi-heater project for ClearSign. This is also significant because a key driver for this project is the ROI we expect to deliver through increasing the process throughput of the heaters. Based on our sales activities, we believe that improved proof of potential is now being recognized as an additional attribute within the refining industry and see this project as being within the mainstream of our expected future business due to its value to our customer and due to the number of burners being considered.

Our ClearSign Core firetube burner technology is operating and delivering sub-2.5-ppm NOx. This is being offered for sale in retrofit or new boiler applications through our partner California Boiler, and of course, sales by ClearSign. All this took significant investment by both California Boiler and ClearSign. This is now completed and we believe was timed perfectly considering the schedule of new air emissions regulations in California.

Our ClearSign Core watertube boiler burner has been redesigned and is now configured as a continuation of our firetube boiler burner technology. This has been tested and proven to operate with results consistent with the firetube boiler burner sizes. Not only does this enable a much more repeatable product for sale, it also validates that the technology functions over the entire range from small firetube boiler sizes up to sizes for large watertube boilers. We have a watertube boiler burner ready to install in China and are in the process of negotiating arrangements for the demonstration and certification of that burner there.

With that, operator, will you please open up the line for Q&A?

Questions & Answers

Operator: (Operator Instructions)

Our first question today comes from Amit Dayal with H.C. Wainwright.

Amit Dayal: Jim, so just to begin with, on the operating cost side, I know there's been some changes to, maybe, how things have been reported, but the R&D went up quite a bit this past quarter; could you give us any color on what drove that and how we should think about some of these costs going forward?

Jim Deller: Hi, Amit, thank you for calling in, and I appreciate the question. As I -- as we touched on during the call, there were some very significant events that contributed to the increased costs, both this past quarter and the quarter before. These were predominantly, very importantly, tied to the launch and commercialization of our projects. They included building the large watertube boiler, the twin burner to the one that we tested in the U.S.A. We built a duplicate of that in China. So that is ready for certification there, and we're currently making arrangements for that to be installed and for that process to go ahead.

I also have discussed the launch activities we just conducted with California Boiler, because we -- our goal is always -- is to get these products to market and to get sales rolling as quickly as possible. And as -- when we get to that point, we pushed ahead, and we truly wanted to do that in the most effective way possible as well. That does involve building full-sized equipment. It does involve some expenses. But we've really prioritized doing this right, over doing it for the absolute minimal cost.

The other element, as Brent pointed out, we -- as part of our routine cost-controlling activities, we do focus on our patent portfolio and our IP spend, and as our technologies are developing and becoming refined, it's a necessary process to make sure that we spend money where it needs to be spent, but also that we focus on making sure that we are truly doing that, and where we have patents in progress that are not aligned, truly, with the products that we're bringing to market. We're taking great efforts to make sure that we are very efficient with our spending.

So in all, these expenses were necessary, but we also believe that they are really isolated to -- or predominantly to these two causes. We've not changed our focus. I'm with Brent here; what I really like about Brent, he's really been right on target with watching our costs. We expect to get back down to normal numbers very quickly.

Amit Dayal: Okay, understood. Thank you for that. And then, with respect to these 16 process burners that you received orders for, how big in terms of revenues -- what's the total revenues associated with this order? And you said you're going to execute it through, potentially, three phases. Is that going to take up to a year, or less? How should we think about -- how long before you can recognize revenues from this project?

Jim Deller: Yes. Right on point, Amit. Thank you. I think the -- we have, obviously, disclosure requirements with our client, so I cannot give you the exact dollar figure. But I think we can get everyone within the ball park. The -- we've previously disclosed that it is public information, the details of the World Oil project that we have taken on. So for everyone, just in round numbers, that was an order for the supply of five burners. They're actually quite similar in size to this new order. That project included some engineering and installation, just as this project includes some engineering and testing. That project was valued over $600,000 and included five burners. This order is for the supply of 16 burners to this job site. So it's -- with some very simple extrapolation, you can get to a very reasonable approximation of the value of this recent order, when all the burners are supplied.

You asked about the timing and the phases of the project. So for everyone, and I appreciate we've probably got some people who are new to learning about this industry, it's very normal when refiners buy new equipment, especially new burners, to want to validate and make sure that the emissions performance and the other operating requirements of the technology is going to meet what they need in the refinery, because when they shut the refinery down and replace equipment, they need to be very confident that it's going to start up. So this is absolutely normal, in my past life working for one of the global major burner suppliers, and it will be normal for us going forward.

And that can be done in two ways. The first is quite common, as we have here. You get an initial order for the engineering and the testing to be followed by an order for the production build of the burners, or you will get an order that has the engineering as the first phase with a hold in the contract, and then that hold will get released once the client is confident that the equipment meets all of their needs.

So I just wanted to give a better background. But the first phase that we have right now is the first phase of that process. The next phase, of course, assuming everything goes through, is the build of the additional seven burners, and that -- with the first one that will be used for that validation testing will be supplied to fit into the first heater. That supply is -- and installation is scheduled to take place in 2022. And then following the startup of that heater, the client will then turn around and release the order for the following eight burners, which we are expecting to be installed in 2023. So this is a longer phase, because the two heaters are going to be installed sequentially rather than at the same time, but when -- to be honest, as we're looking at the revenue of the company, this has actually given us a very good baseline for the next two years, and of course, we expect to be layering other products or other projects on top of this as we bring more orders into the company.

Amit Dayal: Okay. Thank you for that, Jim. Just one last one from me. With respect to deploying these burners, and maybe other projects, et cetera, that you might have in your pipeline, are you managing through the supply chain issues that the rest of the markets are sort of dealing with in sort of a comfortable manner?

Jim Deller: It -- no, it's a very good point. We -- obviously as we -- we do work very closely with our partners, so for process burners, we talk almost daily with Zeeco. We discuss with them, of course, how the business is developing, but certainly the inquiries and proposals that we're looking to put out and the delivery schedule, and also, to be honest, the schedule of the test furnaces, because for all these performance tests, we need to schedule those through -- in the Zeeco test furnaces. So when we bid these projects, we do bid with a delivery schedule for the product. We are constantly watching the supply times for the materials, and that is being factored into the delivery schedule for the burners. From our recent experience, we do see some delays, especially in the supply of the stainless steel materials, but those are being managed by managing the expectations of our customers.

Operator: (Operator Instructions)

Our next question comes from Jeff Feinglass, private investor.

Jeff Feinglass: First, I wanted a clarification: When you mentioned the sales opportunities with respect to those in the -- I think it was the San Joaquin Valley, did you say 15, one-five, or 50, five-oh, sales presentations that you guys are a part of?

Jim Deller: Yes, Jeff, that was five-zero. And that was predominantly just in the last few weeks since the demonstration of that 500-horsepower burner that we did. So they come in -- they come fast.

Jeff Feinglass: What is the size of that market? Like, I mean, not that you guys might get 100% of it, but what's the potential size of the total number of burners in that market?

Jim Deller: So Jeff, the -- I'll give you the numbers that I think are the most meaningful, because obviously you can slice and dice markets different ways. But the two regions, the South Coast Air Quality Management District and the San Joaquin Valley Air Pollution District, have recently both put out their new, much tighter, NOx emission requirements. The South Coast district is predominantly where the refineries are located, and of course, with that large agricultural base in the San Joaquin Valley, the boilers are predominantly located up there in the more northern section.

Your question was related to the boilers, so we -- what we see in our market, the data we have, indicates that there is about -- between 500 and 1,000 burners that are, I would call, low-hanging fruit, that are in regions where there are new, extremely low NOx requirements that fit within the sweet spot of the firetube boilers that we have, of our design range, which are quite common, and where the clients are such that the imposition of adding a very expensive SCR along with the inconvenience of adding ammonia, not to mention the concerns they would have over bringing an ammonia plant into a food production business, we really believe gives us a very strong market advantage. So that region, in the short term -- and we really see this as the opportunity to get this business kicked off. It's a very -- it's the stronghold of California Boiler. And so we think serving that market initially while the other regions, in other regions of the country and the world, catch up to speed.

So I guess the short answer to your question is, we're looking at 500 to 1,000 burners on that top rung of the ladder for us.

Jeff Feinglass: Got you. And you just had mentioned that the expense of an SCR -- I've heard numbers thrown around. What is the cost difference between a ClearSign burner versus using SCR, installation and then ongoing cost? I think you may have said this in prior calls, but I just wanted to some clarification there.

Jim Deller: Yes, certainly. And Jeff, the ratio is different from our refineries to boilers. In the small boiler business, I think a good guide -- and I don't have exact numbers for the ongoing operating costs, but the data we have -- we have feedback on projects where SCRs and now, our new burner solution have been quoted, and the price of the SCR installation is in the region of two to three times the price of retrofitting the boiler with a ClearSign Core burner that produces the same results regarding NOx emissions.

Jeff Feinglass: Got it, got it. And another question on that: These regulations, while they're in California, do you see other states adopting similar regulations such as Texas and other oil refinery and production areas?

Jim Deller: I don't want to pretend to be able to judge the outcome from the air regulators. We know that they have a -- basically, a negotiating role with the resident companies within their areas. But we do -- we certainly see the Texas air quality function in Texas. There is an ongoing process there. Typically, the East Coast, the highly populated regions, the East Coast of the United States, we would anticipate, will look to decrease their emission requirements, just based on the population density. Typically Europe is also quite environmentally conscious, and we anticipate down the road being a need there, as we would in Canada. But the other really big market we need to include in the conversation is China, where the pollution in the highly polluted regions of Northern China are -- has gotten to the point that the Chinese government is or has or continues to impose very strict requirements by reducing NOx emissions, and that's really driving what we see as a very big market opportunity for us there in China.

Jeff Feinglass: Got it. Yes, thank you for that. A couple of quick questions on the multi-burner order. You mentioned that it was not so much for the NOx emission but the throughput. Could you give -- expound on that just a bit? What you mean by throughput?

Jim Deller: Certainly. And just for everyone, the ClearSign Core burner technology basically provides, one, an extremely low-NOx-emitting flame, but because of the way that flame is structured, it's also quite compact, especially compared to the traditional and high-NOx, ultra-low-NOx burners that are available on the market. So the comparative burners, the non-ClearSign burners, because of the way they're structured, the fuel of the [indiscernible] mixes more slowly, creating a very long and loose flame, but those flames get to be quite large, and they will brush against or push against the walls of the heater, ultimately requiring the operators to turn the burners down so they don't damage the equipment or overheat the process, the result being that they basically cannot push as much product through that heater because they've had to turn the heat input down.

But with the ClearSign Core technology, by being able to provide all of that heat and, at times, more back into the furnace and allowing that furnace to run efficiently, those operators can go ahead and turn that heater back up to -- at least up to its designed rate. So in the case of this project, we're able to increase the throughput, or at least the anticipated outcome of the project is that we're going to increase the throughput of these heaters, which -- and these are basically [indiscernible] to the refinery, and in doing that, it affects the amount of product the refinery can process, which, just through mass, will have a direct and very significant return on investment for the customer.

Jeff Feinglass: Is flame impingement -- I know that's been mentioned in the past. Is that a part of the analysis as well, as to why they want to use these heaters versus other types of heaters?

Jim Deller: It's part of the increased throughput calculation, because you don't want to run a heater where you have flames impinging on the process tubes. Ultimately that will either damage the tube or will lead to a damage or coke buildup on the inside of the tube, which will ultimately reduce throughput and need the heater to be shut down for cleaning -- at least, for that to be done more frequently. So the flame impingement and turning the burners down are really one and the same issue. The customers would turn the flames down to prevent flame impingement from occurring because flame impingement is so problematic. So they either have the solution of turning the flames down, which makes them smaller, or, now, with ClearSign, we can offer them a burner that produces a smaller flame in the first place, so they no longer would need to turn those flames down.

Jeff Feinglass: Got you, got you. Yes, that's exciting, given -- heretofore, we've talked about the ClearSign burners, or you've talked about the ClearSign burners, as being low-NOx-emission, but this is really just an overall cost benefit, even if there were no NOx emission regulations at play in this.

Jim Deller: Yes. And especially, the ability to get the throughput back to normal in an environment where we have clients that want to reduce the NOx emissions anyway. It's basically a win-win situation for them. It allows them to meet their environmental obligations or desires and produce a return on investment at the same time.

Jeff Feinglass: Got it. One last question, and I don't know if you mentioned it and I missed it: Any update on the ClearSign Eye?

Jim Deller: Yes. During the call, I appreciate that the time is precious, so I've really focused on the very significant developments and needle-movers for the company. The ClearSign Eye is operational. We have a demonstration up and fully functional. In fact, we did give a presentation at a technical conference just a couple of months ago on that product line to the experts in the industry, so it's being promoted. It's out there and working. But I don't have any really significant news beyond that, Jeff. That's why I didn't include it in the call today.

Operator: Our next question comes from Perry Monty, a private investor.

Perry Monty: Hey, Jim, I just want to say, you're the best thing that happened to ClearSign in the eight years I've been following it. But anyway, the question I have is: ExxonMobil, they put a hold on further testing. I wonder, where does that stand right now? Is there still communication with ExxonMobil on continuing the project there?

Jim Deller: Hi, Perry. Thank you. I appreciate your compliment. Thank you for that as well. But first of all, the Exxon project, we developed that burner -- and I think in the call I actually went through in detail the performance that that burner delivered, and it actually aligned with the [indiscernible].

Perry Monty: Right, I'm aware of that. It's very high performance. Yes, yes.

Jim Deller: Yes, so they, at that point, they informed us that the issue was that it takes time for their planning to include the burners in the forthcoming shutdown and that they don't have the time to do that. We do continue to talk to Exxon, both -- they're obviously a very big customer. They talked about their needs going forward. We are also in -- we have ongoing conversations, but we don't have any finality on that particular project at this time.

But I would like to emphasize, though, while we're talking about it, I know that the Exxon project had a lot of engagements, I think largely because we were able to use the Exxon name. But we're currently in the process of starting up our burner in Europe, which is for another equivalent global supermajor, so this will actually be our first installation in one of these global supermajor companies. This refiner actually has very significant refining capacity here in the U.S.A. and particularly in California, so just for everyone on the call, we are restricted from using our customer names at times, and I don't want to downplay or miss the significance of what we're doing here and the start-up project in Europe and what this really means for that customer, just as the Exxon project was their inquiries toward -- this project in Europe is this company's assessment of our technology. They wanted to put it into a heater to assess it, really with their eye on the -- certainly we believe, with an eye on their requirements to comply with the new regulations here in the U.S.

Perry Monty: Excuse me, Joe. You know what bothers me? Over the next -- last number of months, you've indicated how easy it is to insert your technology, your new burner. It's like, a week job to do that. And now all of a sudden, ExxonMobil says, oh, we have to -- we didn't include that in the design. It sounds quite counterintuitive, you know? If it's so easy to retrofit, why did they have such a problem with that? I don't know, I mean -- I don't know, is there politics involved? I don't know.

Jim Deller: Perry, I can't speak for Exxon. I can pass on what they've told to us. We demonstrated the burners to meet the requirements of Exxon. We were told the planning that goes with these shutdowns is extensive and involves manpower. It involves a lot of other equipment into a shutdown. They've only got limited resources. It doesn't always fit. So I don't want to speculate as to what was behind that, but I also would really encourage everyone not to read any more into it than that.

Operator: This concludes our question-and-answer session. I'd like to turn the call back over to Jim Deller for some closing remarks.

Jim Deller: Well, thank you, everyone, for your interest in ClearSign, and for taking the time to participate in this call today. We look forward to updating you regarding our developments and certainly speaking with you all on the next call.

Operator: The conference has now concluded. Thank you for attending today's presentation. You may now disconnect.